Exhibit 16

February 7, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 6, 2008, of NGA HoldCo LLC and are in agreement with the statements contained in the second, third and fifth paragraphs in Item 4.01.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP